Exhibit 10.76

PRODUCT SUPPLY AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 5th day of December, 2006, by and between Scott Brothers Dairy, Inc., a California corporation (the “Processor”) and TCBY Systems, LLC, a Delaware limited liability company (the “Company”).

RECITALS:

A. The Company supports its individual franchisee locations operated as part of its TCBY franchise system (the “System”) by negotiating with manufacturers to secure goods at a price on behalf of the System, and then encourages the System to purchase those goods for use in its individually owned locations through Company’s designated distributors.

B. The Processor is in the business of custom manufacturing frozen dairy products and has facilities, capacity and expertise available and sufficient to enter into this Product Supply Agreement.

C. The Company desires to have the Processor manufacture and process products at the Processor’s plant in Chino, California (the “Plant”) to be made available to distributors designated by Company who will purchase the products for resale to the System.

D. Processor desires to enter into such an agreement with the Company to provide the desired product.

NOW THEREFORE, in consideration of the covenants hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    PRODUCTS.

(a) Subject to the terms and conditions hereof, the Processor shall prepare, manufacture, process, and package for the Company those Products identified in Exhibit A (the “Products”) attached hereto and made a part hereof.  Nothing contained herein shall grant any degree or rights of exclusivity of manufacturing to the Processor except as outlined in 2c of this agreement.     (b)          Company may, from time to time, introduce new products which may be added to Exhibit A by providing Processor with thirty (30) days written notice; provided that Processor and Company

agrees as to all needed specifications for the new product(s), pricing and minimum volume requirements, if any.   Processor will not unreasonably deny Company’s request to add new product(s).  Company may also introduce product(s) that will be needed for seasonal purposes only, and Processor agrees to manufacture such seasonal product(s) in amounts designated by Company from time to time if doing so can be reasonably accomplished; provided that Processor and Company agree as to all needed specifications for the seasonal product(s), pricing and minimum volume requirements, if any.  Processor agrees to inform Company promptly in writing if for any reason it is not able to manufacture new product(s) or seasonal product(s) in the amounts needed.  For purposes of this Agreement, the new products and seasonal products contemplated by this Section 1(b) shall be considered “Products”.

(c)   Company may remove any Product from Exhibit A by providing Processor notice in writing of the cancellation of the Product.  Upon receipt of notice of cancellation of a Product, Processor shall: (i) immediately stop all production of the Product, (ii) take all reasonable steps to stop cost commitments related to the Product, and (iii) inform Company of the remaining inventory of finished product and related components it holds with respect to the discontinued Product.  Upon receipt of such information, the Company shall have the option to (y) compensate Processor for all remaining finished or unfinished components of the cancelled Product in the manner outlined in Section 2(d) below; or (z) decide to reinstate such Product to Exhibit A.

2.  TERM/TERMINATION.

(a)  This Agreement shall commence upon the date first written above and shall continue for a period of three (3) years, unless earlier terminated pursuant to Section 2(b) or 2(c).  Thereafter this Agreement shall automatically renew for additional one-year periods unless either party gives at least one hundred and eighty (180) days notice prior to the end of the then current Term of its intent not to renew.

(b)  The Processor and the Company shall each have the right to immediately terminate this Agreement if (i) the other party is adjudged bankrupt, or makes a general assignment for the benefit of creditors, or if a receiver should be appointed because of its insolvency, or (ii) if the other party shall fail to perform or observe any of its material obligations under this Agreement and does not correct such failure within thirty (30) days after written notice from the non-defaulting party describing such failure (except to the extent other cure periods for specific material obligations are included elsewhere in the Agreement, in which case those specific cure periods will apply).

(c)  The Processor will have the exclusive right to produce the products on Exhibit A for the following periods:  eighteen (18) months from the date hereof for the Western United States (TCBY locations currently directly serviced by Southwest Traders from its Temecula, CA location):  and six (6) months for the rest of the United

States. At the end of such exclusivity periods, the Processor and the Company shall each have the right to terminate this Agreement as to the applicable non-exclusive service without cause by providing the other party at least one hundred and eighty (180) calendar days notice of termination.  Such notice must be provided in writing in the manner outlined below.    For clarity, TCBY shall have the right to terminate, extend or review this agreement as provided herein for processors production for the Western United States, subject to the corresponding exclusivity period separately from production for the rest of the United States.

(d)  In the event of termination of this Agreement, the Company shall purchase from the Processor, for an amount equal to the Processor’s out-of-pocket cost therefore, packaging inventory and unique ingredients and raw materials (“Raws”) inventory then in the Processor’s possession which were purchased by the Processor solely for the production of Company’s Products hereunder, not to exceed 60 days supply unless agreed to in writing.  The Company shall purchase any finished goods inventory of the Products that is in the Processor’s possession on the effective date of termination; however, the total amount of finished goods shall not exceed a sixty (60) day supply, calculated based on the average monthly demand over the previous six months as provided to Processor as outlined in Section 3(a) of this Agreement, unless otherwise agreed to by the parties in writing.  After notice of termination, all future production and purchases of Raws shall be mutually agreed upon.  The Company’s and the Processor’s remedies upon any termination hereunder shall not be to the exclusion of any other remedy available to the parties, at law or otherwise.

3.    PRODUCTION AND FORECAST.

The Company shall provide to Processor a rolling twelve (12) month forecast of specific products requirements and anticipated quantities.  On a monthly basis, Processor and Company will review the forecast and agree upon a monthly production quantity.   The review and mutually agreed upon monthly production schedule will be influenced by current product movement, seasonality, and similar issues, and Processor agrees to follow Company’s instruction regarding all current and future production needs.  The Processor will deliver within +/- five percent (5%) the quantity of products ordered within two (2) weeks of its receipt of production orders, but agrees to only deliver Product to distributors and/or purchasers specifically authorized by the Company, which may be modified from time to time by Company’s Purchasing and Distribution Department. As the current agreement is based on nationwide delivery of products, the tolling fee is currently [CONFIDENTIAL](1) per case.  Should delivery cease to operate nationwide, thereby limiting delivery to include only local territory, a [CONFIDENTIAL](2) increase in the tolling fee shall apply, bringing the total tolling fee to

(1)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(2)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

[CONFIDENTIAL](3) per case.

4.     DISCONTINUED AND OBSOLETE.

In the event a Product is discontinued or becomes obsolete, the Processor and Company shall negotiate a disposition of the Product that will include any and all finished goods, proprietary raw materials and packaging.

5.     SALE PRICE AND TERMS.

(a)     Definitions

i)      Tolling Fee – The price that Company or its designated distributor will pay Processor for all compounding, filling, quality control, laboratory, warehousing, administrative, good manufacturing practices compliance, profits and any other services necessary to produce, prepare for shipment and invoice the Products.

ii)     Shrink – a cost factor to be applied on an annual basis reflecting Processor’s loss of materials, not to exceed [CONFIDENTIAL](4).  Per year.

iii)    Raws – unique materials and ingredients required by Processor to produce the Products.

iv)   Manufacturing Costs – Processor’s actual unburdened costs of Raws, and unique packaging used in the production of Products as manufactured and ready for shipment.

v)    Per Unit Price – the sum, determined on a Product-by-Product basis, of Tolling Fee, Shrink, and Manufacturing Costs.

vi)   Company Portion – an amount to be controlled by the Company to be added to the cost to designated distributors for such Products which may include franchise royalty, advertising fee, yogurt formulation charges and other amounts designated by Company from time to time.

vii)    Distributor Purchase Price – the dollar amount specified by Company which Processor will charge for Products, which may differ from distributor to distributor.  This Price may or may not include freight charges, prorated or otherwise, by mutual agreement between Company and Processor.  Distributor Purchase Prices shall be outlined in Exhibit A and may be subject to adjustment not more frequently than once per calendar quarter.

viii) viii) Delivered – sold to Company’s designated distributor, FOB Processor’s Plant.

(3)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(4)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(b)     Initial Tolling Fee - The Parties hereto agree that the initial Tolling Fee for use in establishing prices to the Products listed in Exhibit A shall be equal to [CONFIDENTIAL](5) per gallon or [CONFIDENTIAL](6) per thirty-six (36) pound case to contain between [CONFIDENTIAL](7) gallons per box for all satisfactory Products produced and delivered hereunder.  If additional Products are added to this Agreement, the Parties will mutually agree upon Tolling Fees applicable to those added Products.  Should product delivery cease to include nationwide locations and encompass only local territory serviced by SWT, the tolling fee will increase by [CONFIDENTIAL](8) cents per case as outlined in paragraph 3, above.

(c)     Quarterly Reviews.  Within forty-five (45) days after the end of each calendar quarter during this Agreement, the representatives of the parties shall meet to review the performance of the parties, and the Processor’s Manufacturing Cost and Shrink.   In the event that there has been an upward or downward change in the above costs (which may be subject to independent audit) the parties shall in good faith apply the adjustment in pricing (Differed Credit /Debit) for the Products commensurate with such material increase or decrease in cost, such change to be effective from the beginning of the next pricing period, which will be outlined on a revised Exhibit A.

(d)     Payment Terms. Terms of payment shall be net 21, which terms shall apply as between Processor and Company’s authorized distributors.   Company does not warrant or guarantee payment from the distributors.

6.     INVOICING REQUIREMENTS.

(a)      Invoicing

(i) At the time of each delivery of Product, Processor shall issue an invoice or invoice or invoices (in the form and manner as reasonably directed by the Company) to the relevant designated distributor, or directly to Company at Company’s option, requiring payment for the Product so delivered, listing Distributor’s Purchase Price.  Processor will also send to Company a duplicate copy of each invoice for deliveries made to designated distributors using electronic means as directed by the Company.  The Company Portion will either be: (i) placed directly on Processors invoice by Processor to designated distributor at Company’s request, (ii) invoiced by Company separately from the Processor’s invoice with both invoices being provided by Processor to designated distributor,

(5)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(6)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(7)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

(8)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

or (iii) invoiced directly by Company to designated distributor on one invoice including Distributor’s Purchase Price based on Processor’s invoice provided directly to Company.  The Company may direct from time to time which of the above three options it requests Processor to use for invoicing Products.  All sales shall be made FOB at Processor’s manufacturing facility and shall have the freight added as agreed to by both parties. Payment terms for invoices shall be net 30 days.

(ii) The Per Unit Price shall be deemed to be earned by, and be the sole property of, the Processor.  The Company Portion shall be deemed to be earned by, and be the sole property of, the Company.  Any other amount received by the Company from its designated distributors pursuant to the applicable distribution agreements or otherwise shall be the sole property of the Company and the Processor acknowledges and agrees that (A) Processor shall have no right, title or interest therein and (B) the Company shall have no obligation to account or otherwise report to Processor with respect to any amounts other than the Per Unit Price.

(b) Certain Collection Matters

(i) Collection for “One Invoice” Billings. Certain invoices will require the designated distributors to make payment of the entire amount of the Distributor Purchase Price to either Processor or Company, in which case the invoicing party shall act as a collection agent for the other party and be responsible for remitting the applicable portion of the Distributor Purchase Price to the other party; provided, however, that each reserves the right to collect amounts owed directly to it from the designated distributors and shall assign to the other party upon request its collection rights and otherwise cooperate with the lawful collection activities of the other party. If Company requests Processor to collect on its behalf, Processor will require a reasonable administration fee as mutually agreed to by both parties for such services.  Should Company collect invoices for Processor, Processor will not pay such administration fee as such decision is made solely by Company.  In acting as a collection agent for other party, invoicing party shall use commercially reasonable efforts to collect all amounts owing from the designated distributors; provided, however, that, in no event shall invoicing party have any liability for the other party’s uncollected amounts.    If any amount collected from a designated distributor is equal to less than the full amount due then such amount shall be allocated pro rata between the Per Unit Price and the Company Portion.

7.       QUALITY ASSURANCE.

(a)      Quality Standards.  Processor shall manufacture the Products strictly in accordance with the standards, procedures, specifications, formulations and recipes from time to time established and provided to Processor by the Company, and shall handle and store all raw materials and all finished Products in accordance with the quality controls established by Processor and agreed to by the Company.

(b)      Inspection.  The Processor agrees to make the Plant and its processing facilities available for inspection by the Company and its authorized representatives upon the Company’s reasonable request during normal business hours.   Further, Processor shall maintain appropriate books and records regarding manufacturing of the Products and collections of accounts hereunder and shall make such books and records available to the Company and its authorized representatives for inspection and copying upon reasonable notice.  Processor shall maintain such books and records for not less than one year following termination of this Agreement and the Company’s inspection right shall continue during this time.  All Confidential Information (defined below) of Processor acquired by or disclosed to any employee or agent of the Company during any such inspection shall be regarded as confidential pursuant to Section 13 of this Agreement.    The Company shall have the right, but not the obligation, to inform Processor of any quality issues it discovers during inspection.  Processor’s failure to cure within 5 business days of Processor’s discovery for non-life threatening and 1 day of discovery for life threatening quality issues will be grounds for immediate termination of this Agreement, whether such discovery was made as a result of Company’s inspection or otherwise.

(c)      Compliance with Regulations.  Processor agrees that the Products will be manufactured, packaged and labeled in compliance with, and will not be adulterated or misbranded within the meaning of, the Federal Food, Drug and Cosmetic Act of 1938, or any other federal, state, foreign or local laws or regulations applicable thereto, will not constitute an article that may not be introduced into interstate commerce and will be manufactured in substantial compliance with all applicable federal, state, foreign or local laws and regulations applicable thereto.  Unless Company otherwise agrees in writing, Processor will destroy all inventories that are not in conformity with Food and Drug Administration rules and regulations or any applicable federal, state, foreign and local laws.  Processor agrees to notify Company promptly of any regulatory action of which Processor has knowledge that is taken in relation to it by any federal, state, foreign, county or municipal authority and that relates to or affects the manufacture, storage, distribution or sale of the Products.  Without limiting the foregoing, Processor shall obtain all licenses and certifications necessary to lawfully produce the Products, including any necessary certifications under applicable bioterrorism laws, and shall deliver copies of such licenses and certifications to Company or designated distributors upon request.

(d)      Product Recall and Withdrawal.  Either Party shall immediately advise and consult with the other as to any Product recall or withdrawal considerations; provided that Company shall have the absolute right to recall or withdraw any Product if it determines in its sole discretion that (i) such Product may be contaminated, (ii) the use and/or distribution of such Product may pose an immediate threat to Company’s customers or (iii) such Product otherwise fails to conform to the quality standards set by Company and provided to Processor.  Company shall bear the cost of any recall or withdrawal; provided, however, that Processor shall bear the cost of any recall or withdrawal that results directly from or is required as a result of Processor’s manufacture of the Products or procurement of raw materials used in the manufacture of the Products other than in strict compliance with this Agreement.

8.    CODE DATING AND LABEL INFORMATION.

Coding and label information shall appear on each case or tub using a form that complies with any applicable laws and regulations, using information as directed by the Company.

9.    CONTAINER AND PACKAGING; QUALITY AND PURITY STANDARDS/WARRANTY.

Without limiting any other quality requirements set forth herein, the Processor shall perform its obligations hereunder in accordance with the best practices of the industry.  The Processor guarantees that it will comply with the practices and policies set forth in CFR21.

Product packaging and/or containers shall be suitable for distribution to Company’s System via motor cargo and shall serve to assure product quality and purity throughout the distribution process.   In the event of failure of the containers to provide adequate Product protection and Product purity or quality is compromised not due to mishandling during the distribution process, Processor shall provide credit for Products so compromised.   Processor shall establish a documented process that the Company can disclose to the individual businesses within its System defining container faults subject to this warranty and methodology for submission of claims.

10.  INSURANCE AND INDEMNIFICATION.

(a)      Company Indemnification.  Company hereby indemnifies Processor and forever holds Processor harmless from and against all claims, suits, actions, proceedings, damages, losses or liabilities, costs or expenses (including reasonable attorneys’ fees and expenses) arising out of, based upon, or in connection with (i) any breach of any of Company’s covenants in this Agreement or (ii) any claim that the use by Processor of the Names and Marks as provided in this Agreement infringes upon any third party trademark, service mark, or trade name.

(b)      Processor Indemnification.  Processor hereby indemnifies Company and forever holds Company harmless from and against all claims, suits, actions, proceedings, damages, losses or liabilities, costs or expenses (including reasonable attorneys’ fees and expenses) arising out of, based upon, or in connection with, unless it is at the direction of Company (i) any breach of any of Processor’s covenants in this Agreement, (ii) any alleged defects in the manufacture or processing of Products; or (iii) any injuries or damages to purchasers, users, or consumers of Products arising from defects in the procurement of raw materials hereunder and the manufacturing, processing or packaging of Products.

(c)      Conditions of Indemnification.  As a condition of indemnification under this Section, the party seeking indemnification shall give the other party (for purposes of this Section called the “Indemnifying Party”) immediate notice of and copies of all pleadings and correspondence related to the assertion of any such claim, proceeding, action, or suit and agrees not to settle, compromise, or otherwise dispose of any such claim, proceeding, action or suit without the prior written consent of the Indemnifying Party.  The Indemnifying Party shall hold the Indemnified Party harmless and shall assume the defense or settlement of any such claim, proceeding, action, or suit at its expense. The Party seeking indemnity shall reasonably cooperate with the Indemnifying Party in defense of the action at its own expense.

(d)      Insurance.  At all times during the term of this Agreement, Processor shall maintain appropriate insurance at commercially reasonable levels of coverage to cover all of its obligations under this Agreement, including, without limitation, general liability insurance and malicious product tampering, product liability, and product recall insurance with respect to the manufacture and sale of the Products, in each case with minimum coverage of [CONFIDENTIAL](9) per occurrence.  All such insurance shall be issued by an insurance carrier or carriers rated A or better by the industry and shall name the Company as an additional insured on a primary non-contributory basis.  Processor shall submit to the Company annually a copy of a certificate of insurance evidencing this coverage and shall give Company at least 30 days prior written notice of any material modification or termination of the coverage.

(9)      Confidential treatment has been requested for the redacted portion.  The confidential, redacted portions have been filed separately with the SEC.

11.  COMPANY NAMES AND MARKS.

Whenever Processor uses the Company’s proprietary names, trademarks and service marks attached hereto as Exhibit B (“Names and Marks”), Processor shall affix the appropriate trademark notice and agrees to use the registration symbol of “R” in connection with its use of the Names and Marks, or “TM” where the mark has not been registered federally, and in each instance where appropriate accompanied by the words “Reg. TM of TCBY Systems, LLC” or a reasonable facsimile thereof or such other reference as may be designated by Company from time to time.  Where Names and Marks are used more than once on packaging, in copy or on the Products, the “R” or “TM” designation need only be used once either on the most prominent use of the Licensed Name and Mark, or if all uses are of equal prominence, then on the first use of the Names and Marks in or on each package, copy, or Product.  Processor shall use the Names and Marks only as trademarks, service marks, or trade names and shall affix the notice as specified.  Processor shall not have the right, unless previously agreed in writing by Company, to use other trademarks, service marks, or trade names on packaging, copy or on the Products.  Company shall have the right to own and register any such other trademark, service mark, or trade name which is registerable, and Processor shall cooperate with Company by providing packaging, labeling, and documentation as may be required to obtain and maintain such registration.

(a)      Restrictions on Use.  Unless Company consents in writing, which consent shall not be unreasonably withheld, Processor shall use the Names and Marks (i) for the purposes of and pursuant to this Agreement; or (ii) only in a manner consistent with the scope of the relevant registration of the Names and Marks or applications therefore; or (iii) only in the manner permitted and prescribed by Company as set forth herein; or (iv) only with respect to Products; or (v) only to label and sell Products to designated distributors.

(b)      Recognition of Goodwill.  Processor recognizes the value of the goodwill associated with the Names and Marks and acknowledges that the Names and Marks and all rights therein and goodwill pertaining thereto belong exclusively to Company.

(c)      Validity of Other Agreements.  Processor agrees that it will not, during the term of this Agreement or thereafter, attack the title or any rights of Company in and to the Names and Marks, or any other license agreement or franchise agreement involving the Names and Marks to which Company is a party.

(d)      Validity of Licensed Names and Marks.  Processor agrees that it will not intentionally destroy, impair or in any way impede the effect and validity of the Names and Marks.

(e)      Infringement.  Processor agrees to assist Company, at Company’s cost and expense, to the extent necessary in the procurement of any protection or to protect any of Company’s rights to the Names and Marks.

12.  NOTICE.

All notices, requests, demands, and other communications hereunder by which either party is to be legally bound shall be in writing and shall be given (i) by Federal Express (or other established express delivery service which maintains delivery records), (ii) by hand delivery, (iii) or by facsimile transmission, to the parties at addresses set forth below or at such other address given by like notice.  Notices shall be deemed effective upon receipt.

If to the Processor:              Scott Brothers Dairy, Inc.

12000 S. East End Ave

Chino, CA 91710

Attn: Michael Peauroi

If to the Company:

TCBY Systems, LLC

2855 East Cottonwood Parkway

Suite 400

Salt Lake City, Utah 84121

Attn:  Director of Purchasing

With copy to:  Legal Department

13.  CONFIDENTIALITY AGREEMENT.

The Parties agree that they will not disclose any Confidential Information which each has received about the other Parties by virtue of their relationship under this Agreement to any person other than to their employees or agents and then only on a “need to know” basis to fulfill the terms of this Agreement, nor will the Parties use any Confidential Information which is received by virtue of the relationship under this Agreement for their own benefit or for the benefit of any third party without the prior written consent of the disclosing party except as specifically provided for herein.  The Parties will ensure that all of its representatives who obtain access to Confidential Information are informed of the confidential nature of the information which they receive and that they are bound by the obligation to maintain its confidentiality in accordance with all the terms hereof.  “Confidential Information” shall mean all information with respect to the business of each of the Parties, including but not limited to the marketing, sales, formulations (including yogurt formulations), specifications, methods of manufacture, distribution, franchising, names of agents and franchisees, inventions, equipment, know-how, pricing and purchasing of the Parties which is considered confidential by the disclosing Party and which is received by virtue of the Relationship created by this Agreement.  The parties agree that irreparable harm will result if this provision is breached and monetary damages will not make the aggrieved party whole, and jointly agree that a court ordered injunction or restraining order would be appropriate to stop the misuse of any Confidential Information by the breaching party.  This provision shall survive any termination or expiration of this Agreement.   Confidential Information shall not include any information that was (i) was in the possession of the receiving Party at the time of such disclosure by the disclosing Party, (ii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party, provided that such source is not bound by a confidentiality agreement with the disclosing Party; or (iii) was already known to the general public or subsequently became known to the general public through no fault or omission on the part of the receiving Party or (iv) was independently developed by the receiving Party employees without use of the Confidential Information.

14.  NON-COMPETITION AGREEMENT.

Processor agrees not to undertake any manufacture of other products for other parties which shall diminish or preclude their ability to perform the obligations that they have agreed to herein.

15.  FORCE MAJEURE.

Neither Company nor Processor shall be liable for loss or damage or deemed to be in breach of this Agreement if their failure to perform obligations results from: (i) compliance with any law, regulation, requirement or instruction of any federal, state, municipal or foreign government or any department or agency thereof; (ii) acts of God; (iii) fires, strikes, embargoes, war or riot; or (iv) any other similar event or cause beyond the reasonable control of the other Party. Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payments of amounts owed at the time of such occurrence.   Should such Force Majeure extend beyond 90 days, the other party may terminate the Agreement by providing written notice to the other party in accordance with section 2 (d).

16.  MISCELLANEOUS.

(a)      It is agreed that neither party has made or is making any representations or warranties, express or implied, not explicitly set forth in this Agreement, the exhibits and the attached letters hereto, that this Agreement and its exhibits and attachments represent the entire Agreement between the parties hereto and it cancels and supersedes all earlier agreements, written or oral, and that no waiver, modification, or change of any of the terms of this Agreement shall be valid unless set forth in writing signed by both parties.

(b)      If any condition, term, or covenant of this Agreement shall at any time be held to be void, invalid, or unenforceable, such condition, covenant, or term shall be construed as severable and shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid, or unenforceable any other condition, covenant, or term of this Agreement, and this Agreement shall be carried out as if such void, invalid, or unenforceable term were not embodied herein.

(c)      This Agreement shall inure to the benefit of the parties and their successors, and assigns (provided the assignment does not violate the terms hereof and the assignment is made with the consent of the other party, which consent will be at the sole discretion of the other party, and shall be binding upon the parties, their successors, and assigns.

(d)      This Agreement shall be governed by the internal laws of the State of Utah, without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

Scott Brothers Dairy		TCBY SYSTEMS, LLC

By:	/s/ Michael Peauroi	By:	/s/ Michael Ward

Title: General Manager		Title: Exec. VP, Chief Legal Officer

Date: December 5, 2006		Date: November 30, 2006

Schedule A

[Confidential Treatment has been requested for this Schedule.  The confidential redacted portions have been filed separately with the SEC]

Exhibit B

TCBY®

“TCBY” THE COUNTRY’S BEST YOGURT®

BERIYO™

YOVANA®